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                                                                     Exhibit 4.8

                           ORBITAL IMAGING CORPORATION


                 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK














                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT







                             DATED FEBRUARY 25, 1998
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                                TABLE OF CONTENTS

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
 ARTICLE I.       DEFINITIONS ....................................................................................4


 ARTICLE II.      ISSUE, PURCHASE AND SALE OF SERIES A PREFERRED STOCK ..........................................10
                  2A. Authorization of Issue of Series A Preferred Stock.........................................10
                  2B. Purchase and Sale of Series A Preferred Stock..............................................10

 ARTICLE III.     CONDITIONS OF CLOSING .........................................................................10

                  3A. Opinion of Purchasers' Counsel.............................................................10
                  3B. Opinions of Company's Counsel..............................................................10
                  3C. Stockholders Agreement.....................................................................11
                  3D. Expenses...................................................................................11
                  3E. Representations and Warranties.............................................................11
                  3F. Amendment of Certificate of Incorporation..................................................11
                  3G. Sale of Series A Preferred Stock...........................................................11
                  3H. Certain Payments...........................................................................11
                  3I. Certain Agreements.........................................................................11
                  3J. By-Laws....................................................................................11
                  3K. Proceedings................................................................................12

 ARTICLE IV.      CERTAIN COVENANTS .............................................................................12

                  4A. Financial Statements and Other Reports.....................................................12
                  4B. Board of Directors.........................................................................13
                  4C. Inspection of Property.....................................................................13
                  4D. Corporate Existence, Licenses and Permits; Maintenance of Properties.......................14
                  4E. Intentionally Deleted......................................................................14
                  4F. Series B Preferred Stock...................................................................14
                  4G. Series C Preferred Stock...................................................................14
                  4H. Additional Financing.......................................................................14
                  4I. Change in Control Event....................................................................16
                  4J. Intentionally Deleted......................................................................16

 ARTICLE V.       REPRESENTATIONS, COVENANTS AND WARRANTIES .....................................................16

                  5A. Organization, Standing and Qualification of Company and Subsidiaries; Corporate Authority..16
                  5B. Financial Statements.......................................................................17
                  5C. Actions Pending............................................................................17
                  5D. No Defaults................................................................................18
                  5E. Taxes......................................................................................18
                  5F. Title, Liens...............................................................................18
                  5G. Burdensome and Conflicting Agreements and Charter Provisions...............................18

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
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
                  5H. Leases.....................................................................................19
                  5I. Intellectual Property......................................................................19
                  5J. Offering of Series A Preferred Stock.......................................................20
                  5K. Broker's or Finder's Commissions...........................................................21
                  5L. Application of Proceeds....................................................................21
                  5M. Certain Limitations........................................................................21
                  5N. Disclosure.................................................................................21
                  5O. Capital Stock..............................................................................21
                  5P. ERISA......................................................................................22
                  5Q. Environmental..............................................................................24
                  5R. Insurance..................................................................................25
                  5S. Completeness of Business...................................................................25
                  5T. Material Contracts and Obligations.........................................................25

 ARTICLE VI.      REPRESENTATIONS OF THE PURCHASERS .............................................................25

                  6A. Investment Purpose.........................................................................25
                  6B. No Foreign Person..........................................................................26

 ARTICLE VII.     RESTRICTIONS ON TRANSFER ......................................................................26

                  7A. Applicability of Restrictions..............................................................26
                  7B. Restrictive Legends........................................................................26
                  7C. Notice of Proposed Transfer; Opinion of Counsel; Certain Restrictions......................26
                  7D. Termination of Restrictions................................................................27

 ARTICLE VIII.    MISCELLANEOUS .................................................................................27

                  8A. Dividend Payments..........................................................................27
                  8B. Expenses...................................................................................27
                  8C. Consent to Amendments......................................................................28
                  8D. Notices to Subsequent Holder...............................................................28
                  8E. Survival of Representations, Warranties and Indemnities....................................29
                  8F. Successors and Assigns.....................................................................29
                  8G. Notices....................................................................................29
                  8H. Accounting Terms...........................................................................29
                  8I. Satisfaction Requirement...................................................................29
                  8J. Governing Law..............................................................................29
                  8K. Headings; Table of Contents................................................................29
                  8L. Counterparts...............................................................................29
                  8M. Non Business Days..........................................................................30
                  8N. Further Assurances.........................................................................30
                  8O. Orbital Indemnity..........................................................................30

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                             SCHEDULES AND EXHIBITS

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    Schedule I              List of Purchasers, Shares Purchased and Addresses for Notice

    Exhibit A               Form of Second Amended and Restated Certificate of Incorporation

    Exhibit III-A           Form of Opinion

    Exhibit III-B           Forms of Opinions

    Exhibit V-F             Liens

    Exhibit V-I             Intellectual Property

    Exhibit V-M             Certain Limitations

    Exhibit V-O             Certain Reserved Shares and Agreements

    Exhibit V-P             ERISA Matters

    Exhibit V-S             Certain Extended Items

    Exhibit V-T             Certain Agreements

    Exhibit D               Form of Stockholders' Agreement

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
                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

                  THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated February 25, 1998 (as the same may be amended or modified from time to time, this "Agreement"), between ORBITAL IMAGING CORPORATION, a Delaware corporation (the "Company"), and the Purchasers listed on Schedule I (each, a "Purchaser" and collectively, the "Purchasers").

                              W I T N E S S E T H :

                  WHEREAS, pursuant to that Stock Purchase Agreement dated as of May 7, 1997 (the "Original Agreement"), the Company authorized the issuance of up to 600,000 shares of its Series A Cumulative Convertible Preferred Stock $0.01 par value per share (the "Series A Preferred Stock");

                  WHEREAS, pursuant to the Original Agreement the Company sold 300,100 shares of the Series A Preferred Stock to the Purchasers, and the Purchasers purchased severally such Series A Preferred Stock from the Company, on the terms and subject to the conditions set forth therein;

                  WHEREAS, the Company has sold pursuant to Amendment No. 1 to the Stock Purchase Agreement dated as of July 3,1997 ("Amendment No. 1") 72,605 shares of Series A Preferred Stock to Export Development Corporation;

                  WHEREAS, the Company and the Purchasers amended the Stock Purchase Agreement pursuant to that Amendment No. 2 dated December 29, 1997 ("Amendment No. 2") to modify, among other things, the certain obligations of Orbital Sciences Corporation ("Orbital") thereunder; and

                  WHEREAS, the Company and the Purchasers desire to amend and restate the Original Agreement, as amended, in its entirety in order to make certain changes thereto to reflect the terms and conditions of the indenture (the "Indenture") entered into by the Company and the trustee named therein
dated as February 25, 1998 pursuant to which the Company issued $     million
aggregate principal amount of [ ]% Senior Notes due 2005 (the "Notes").

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

                  For the purposes of this Agreement, the following terms shall have the following respective meanings:

                  "Additional Financing" shall mean the issuance of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or other equity or debt securities by the Company, or the sale and leaseback by the Company of certain assets, in either case in one or more transactions consummated on or prior to December 31, 1998, as a result of which the Company shall have realized proceeds before expenses (other than any such expenses in excess of amounts customary for comparable transactions) equal to or greater than $50.0 million (less the gross proceeds of any shares of Series A Preferred Stock issued to the Purchasers hereunder on the Closing Date in excess of 300,100 shares in the aggregate); provided, however, that the consummation of the Fixed Asset Financing shall not be deemed to be an Additional Financing.

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                  "Affiliate" shall mean, with respect to any Person, any person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  "Second Amended and Restated Certificate of Incorporation" shall mean the amended and restated Certificate of Incorporation of the Company attached hereto as Exhibit A.

                  "Assignment of Trademarks" shall mean the Assignment of Trademarks, dated the Closing Date, from Orbital to the Company under the License Agreement.

                  "Capital Stock" shall mean: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership, partnership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                  "Cash Equivalent" shall mean (i) direct obligations of, or obligations which are guaranteed by the United States government, (ii) certificates of deposit, time deposits, demand deposits and bankers acceptances of banks or trust companies believed by the Company to be creditworthy, (iii) commercial paper or finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investor Service, Inc. or Standard and Poor's Corporation or their successors, (iv) repurchase agreements, secured by any one or more of the foregoing, (v) money market funds or (vi) similar liquid securities intended to provide for the preservation of principal.

                  "Change in Control Event" shall mean:

                  (i) the failure by Orbital to hold at least 12,600,000 shares of Common Stock of the Company (being 50% of the shares of Common Stock held by Orbital on May 8, 1997), adjusted for stock splits, stock combinations and the like;

                  (ii) the failure by Orbital to hold at least thirty percent (30%) of the Common Stock of the Company on a fully diluted basis without giving effect to the conversion of Capital Stock of the Company issued as a dividend paid-in-kind with respect to shares of Series A Preferred Stock or Capital Stock of the Company issued pursuant to options granted under the Stock Option Plan or any other option plan adopted for the benefit of the Company's employees or directors;

                  (iii) the direct or indirect acquisition of Voting Equity Interests of the Company by any Person or group of Persons acting in concert, in an amount greater than the amount of Voting Equity Interests held contemporaneously by Orbital, except (x) purchases by record holders of Series A Preferred Stock as of the date hereof (and their affiliates, to the extent that such holders are permitted to transfer their shares of Series A Preferred Stock to affiliates under this Agreement (the "Series A Affiliates")) from other holders of Series A Preferred Stock and their Series A Affiliates and (y) purchases permitted pursuant to the Series A Holders' subscription rights under
Section 4.1 of the Stockholders' Agreement;

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                  (iv) the acquisition of the Company, or the sale, lease,
transfer, conveyance or other disposition, in one transaction or a series of related transactions, directly or indirectly, including through a liquidation or dissolution, of all or substantially all of the assets of the Company and its Subsidiaries or the combination of the Company or all or substantially all it assets with another Person (other than any such transfer to any wholly owned Subsidiary of the Company), unless the acquiring or surviving Person shall be a corporation more than fifty percent (50%) of the combined voting power of which corporation's then outstanding Voting Equity Interests, after giving effect to such acquisition or combination, are owned, immediately after such acquisition or combination, by the owners of the Voting Equity Interests of the Company outstanding immediately prior to such acquisition or combination;

                  (v) the adoption of a plan relating to the liquidation or dissolution of the Company (other than any such liquidation or dissolution to or for the benefit of any wholly owned Subsidiary of the Company);

                  (vi) the failure by the Company to obtain any applicable License (or License amendment, as applicable) so that it is in full force and effect within thirty (30) days prior to the scheduled launch of any of the OrbView Satellites;

                  (vii) the revocation of any License necessary to operate OrbView-2 or the OrbView Satellites consistent with the Company's current and planned commercial operations and which revocation is not cured within thirty
(30) days of the occurrence thereof or such later date when all applicable appeals have been finally determined, if during such appeal period the Company has received regulatory approval to continue operations under the License pending the outcome of such appeals; or

                  (viii) unless consented to in writing by the holders of at least fifty percent (50%) of the shares of Series A Preferred Stock then outstanding, the acquisition by any Person or group of Persons acting in concert of beneficial ownership, direct or indirect, of securities of Orbital representing thirty-five percent (35%) or more of the combined voting power of Orbital's then outstanding equity securities and at any time thereafter either
(x) less than a majority of Orbital's board of directors shall be Continuing Directors or (y) there shall be an announcement by Orbital or such acquiring Person or group of Persons or the approval of a business plan by Orbital's Board of Directors, in either case that indicates an intention to de-emphasize or curtail the relationship between the Company and Orbital. For the purpose of the foregoing, a director of Orbital shall be a Continuing Director if such director is a director on the date hereof or is nominated as a director by a majority of Orbital's Board of Directors, which majority consists of Directors in place at least 12 months (other than in connection with replacements or vacancies occurring in the ordinary course) prior to the acquisition representing 35% or more of the combined voting power of Orbital's outstanding equity securities.

                  "Commission" shall mean the Securities and Exchange Commission or any other governmental authority at the time administering the Securities Act or the Exchange Act.

                  "Common Stock" shall mean and include the Company's currently authorized common stock, $0.01 par value per share, as constituted on the date hereof (but without regard to the amount thereof outstanding), and, when used in
Article 5 of the Stockholders' Agreement or the definition of Qualifying Public Offering, shall also mean and include any capital stock of any class of the Company hereafter authorized which shall not be either (i) limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to receive dividends and to participate in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, or (ii) redeemable at any time by the Company, or both; provided, however, that the shares issuable upon

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conversion of the Series A Preferred Stock shall include only shares of capital stock of the Company designated as Common Stock on the date hereof or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in the Second Amended and Restated Certificate of Incorporation, which are not limited to any such fixed sum or percentage of par value and are not so redeemable by the Company.

                  "Conversion Price" shall have the meaning set forth in Section 2, clause (vi) of the Second Amended and Restated Certificate of Incorporation.

                  "Crest" shall mean Crest International Holdings, LLC or any Affiliate thereof.

                  "Division" shall mean the Orbital Imaging Division of Orbital.

                  "Equity Interests" shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "Indenture" shall mean the Indenture entered into by and between the Company and Marine Midland Bank, as trustee, dated as of February 25, 1998, pursuant to which the Company issued $100,000,000 in aggregate principal amount of % Senior Notes due 2005.

                  "License" shall mean any Federal Communications Commission License or Department of Commerce License relating to the commercial operation of OrbView-2 and the OrbView Satellites (including the Department of Commerce License and the Federal Communications Commission License currently owned by Orbital relating to the operation of OrbView-2) that is material to the business of the Company.

                  "License Agreement" shall mean the OrbView-2 License Agreement between Orbital and the Company dated the Closing Date.

                  "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property, except any such usual or normal reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases or other title exceptions or encumbrances affecting real property that are not disruptive to the use of such property in the ordinary course of business. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

                  "Liquidation Amount" shall have the meaning set forth in the Second Amended and Restated Certificate of Incorporation.

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
                  "Market Price" shall have the meaning set forth in the Second Amended and Restated Certificate of Incorporation.

                  "Maximum Series A Shares" shall mean the number of shares of Series A Preferred Stock that does not exceed the lesser of (a) 600,000 shares less the number of shares of Series A Preferred Stock that are issued and outstanding at the time of such determination and (b) the number of shares of Series A Preferred Stock that, when multiplied by $100, does not exceed $80,000,000 minus the gross proceeds of all Additional Financings (net of the gross proceeds of the sale of any shares of Series A Preferred Stock included in such Additional Financings).

                  "Morgan" shall mean Morgan Guaranty Trust Company of New York or any Affiliate thereof.

                  "Non-Compete Agreement" shall mean the Noncompetition and Teaming Agreement dated the Closing Date between Orbital and the Company.

                  "Notes" shall mean the   % Senior Notes due 2005 issued
pursuant to the Indenture.

                  "Offering Memorandum" shall mean the Confidential Private Placement Memorandum dated December 2, 1996 relating to the Company.

                  "Orbital" shall mean Orbital Sciences Corporation, a Delaware corporation, or any successor entity whether by merger, sale of all or substantially all its assets or otherwise.

                  "OrbView Satellites" shall mean each of the high-resolution satellites currently designated as OrbView-3 and OrbView-4.

                  "Person" shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust or estate, unincorporated organization, government or any department or any agency or political subdivision thereof or any other entity.

                  "Procurement Agreement" shall mean the Orbimage System Procurement Agreement dated November 18, 1996 between Orbital and the Company, as amended and restated in compliance with the provisions of Section 2.5 of the Stockholders' Agreement.

                  "Qualifying Public Offering" shall mean a public offering of Common Stock registered under the Securities Act (i)(a) that shall have resulted in an aggregate price to the public of not less than $30,000,000 or (b) that involves the sale to the public of Common Stock constituting at least twenty percent (20%) of the Common Stock immediately outstanding after the offering, in either case at a price per share of Common Stock equal to or greater than the Threshold Price and (ii) that shall have resulted in listing or admission to trading of the Common Stock on the New York Stock Exchange, a national securities exchange, the NASDAQ National Market System or NASDAQ over-the-counter market.

                  "Restricted Action" shall have the meaning set forth in paragraph 7A hereof.

                  "Restricted Securities" shall mean at any time (i) the Common Stock previously issued or, unless the context otherwise requires, issuable upon conversion of the Series A Preferred Stock, (ii) any Common Stock issued subsequent to the conversion of any of the Series A Preferred Stock as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Stock issued upon such conversion, and (iii) any Common Stock otherwise issued with respect to the

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Series A Preferred Stock; provided, however, that immediately after and throughout the period during which the restrictions on the transferability of such Common Stock shall have ceased and terminated in accordance with Article VII hereof, the same shall cease to be Restricted Securities. Where the context so requires, "holders of Restricted Securities" shall include holders of shares of Series A Preferred Stock convertible into Restricted Securities.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same may be in effect at the time.

                  "Series B Preferred Stock" shall mean the Series B Cumulative Preferred Stock, $0.01 par value per share, having the powers, designations, preferences and relative rights and the qualifications, limitations and restrictions set forth in the Second Amended and Restated Certificate of Incorporation.

                  "Series C Preferred Stock" shall mean the Series C Cumulative Convertible Preferred Stock, $0.01 par value per share, having the powers, designations, preferences and relative rights and the qualifications, limitations and restrictions set forth in the Second Amended and Restated Certificate of Incorporation.

                  "Services Agreement" shall mean the Orbimage Services Agreement dated November 18, 1996 between the Company and Orbital, as amended in compliance with the provisions of Section 2.5 of the Stockholders' Agreement.

                  "Share Equivalents" of any Restricted Securities or the Series A Preferred Stock shall mean the number of shares of Common Stock included among such Restricted Securities or that are issuable upon conversion of the Series A Preferred Stock.

                  "Shortfall" shall mean an amount equal to $42,729,500 minus the aggregate proceeds from the consummation of any one or more of the following transactions, as they may occur from time to time after the December 29, 1997:
(a) the sale of any shares of Series B or Series C Preferred Stock or other equity or debt securities by the Company (but not shares of Series A Preferred Stock) or (b) the sale and leaseback by the Company of certain assets. Calculation of "Shortfall" shall not take into account proceeds from a Fixed Asset Financing.

                  "Significant Holder" shall mean any holder of at least 1,000,000 Share Equivalents.

                  "Stockholders' Agreement" shall mean the Stockholders' Agreement, dated May 8, 1997, as amended by that Amendment No. 1 dated as of July 3, 1997, and as amended and restated on February 25, 1998, among the Company, the Purchasers and Orbital.

                  "Subsidiary" shall mean a corporation of which the Company owns, directly or indirectly, more than 50% of the shares of capital stock the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors.

                  "Threshold Price" shall mean (i) as of any date through May 1, 1999, 100% of the then current Conversion Price, (ii) from May 2, 1999 through May 1, 2000, the then current Conversion Price, multiplied by the amount (expressed as a percentage) equal to 100% plus the result of 30% times a fraction, the numerator of which is the number of days after May 1, 1999 the calculation of the Threshold Price occurs and the denominator of which is 365,
(iii) from May 2, 2000 through May 1, 2001, the then

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
current Conversion Price, multiplied by the amount (expressed as a percentage) equal to 130% plus the result of 20% times a fraction, the numerator of which is the number of days after May 1, 2000, the calculation of the Threshold Price occurs and the denominator of which is 365, and (iv) from May 2, 2001 forward, 150% of the then current Conversion Price.

                  "Voting Equity Interests" shall mean the Equity Interest in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect or appoint the board of directors, executive committee or other governing body of such corporation or Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

                                   ARTICLE II.
              ISSUE, PURCHASE AND SALE OF SERIES A PREFERRED STOCK

                  2A. Authorization of Issue of Series A Preferred Stock. The Company has authorized the issue of 600,000 shares of its Series A Preferred Stock, having the powers, designations, preferences and relative rights and the qualifications, limitations and restrictions set forth in the Second Amended and Restated Certificate of Incorporation.

                  2B. Purchase and Sale of Series A Preferred Stock. The Company agreed to sell to the Purchasers and, subject to the terms and conditions herein set forth, the Purchasers severally agreed to purchase from the Company, the number of shares of Series A Preferred Stock set forth opposite their names on
Schedule I at a purchase price of $100.00 per share. At 11:00 a.m. New York time on May 8, 1997 (and on July 3, 1997, with respect to the Export Development Corporation) (the "Closing Date"), the Company delivered to the Purchasers at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019, or at such other location as the Purchasers and the Company may agree, one or more stock certificates, as each Purchaser requested, registered in such Purchaser's name or otherwise as such Purchaser may direct, evidencing such shares to be purchased by the Purchasers, against payment of the purchase price thereof by wire transfer of immediately available funds to or upon the order of the Company.

                                  ARTICLE III.
                              CONDITIONS OF CLOSING

                  The Purchasers' obligation to purchase and pay for the Series A Preferred Stock on the Closing Date was subject to the satisfaction, on or before the Closing Date, of the following conditions:

                  3A. Opinion of Purchasers' Counsel. The Purchasers shall have received from Dewey Ballantine, who are acting as special counsel to the Purchasers in connection with this transaction, a favorable opinion, dated the Closing Date, substantially in the form of Exhibit III-A hereto.

                  3B. Opinions of Company's Counsel. The Purchasers shall have received from each of Ropes & Gray, who are acting as special counsel to the Company in connection with this transaction, and Richards, Layton & Finger who are acting as special Delaware counsel to the Company, a favorable opinion, dated the Closing Date, substantially in the form and to the effect set forth in
Exhibit III-B hereto.

                  3C. Stockholders' Agreement. The Company and Orbital shall have entered into the Stockholders' Agreement.

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
                  3D. Expenses. On the Closing Date, the Company shall have paid
(i) the reasonable out-of-pocket expenses of Crest and Morgan and (ii) the reasonable fees and expenses of Dewey Ballantine as special counsel to the Purchasers.

                  3E. Representations and Warranties. The representations and warranties contained in Article V hereof shall be true on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent of changes caused by the transactions herein contemplated; and the Company shall have delivered to the Purchasers an Officer's Certificate, dated the Closing Date, to such effect.

                  3F. Amendment of Certificate of Incorporation. The Company shall have amended and restated its Certificate of Incorporation to provide for the terms and conditions with respect to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

                  3G. Sale of Series A Preferred Stock. The Purchasers severally shall have purchased an aggregate of at least 300,100 shares of Series A Preferred Stock.

                  3H. Certain Payments. Orbital shall have (i) made a capital contribution to the Company in cash in the amount of $87,900,000 and (ii) paid to the Company in cash $40,942,000 representing payments previously received by Orbital pursuant to certain existing agreements, less offsets in the amount of $81,000,000 and $13,355,000 representing amounts due to Orbital for work performed pursuant to the Procurement Agreement and the Services Agreement, respectively.

                  3I. Certain Agreements. Orbital shall have executed and delivered to the Company the License Agreement, the Non-Compete Agreement, amendment number 1 to the Procurement Agreement, amendment number 1 to the Services Agreement and the Assignment of Trademarks, all in form and substance satisfactory to the Purchasers.

                  3J. By-Laws. The Company shall have amended its By-laws in form and substance satisfactory to the Purchasers.

                  3K. Proceedings. On or prior to the Closing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                                   ARTICLE IV.
                                CERTAIN COVENANTS

                  4A. Financial Statements and Other Reports. Until the consummation of a public offering of Common Stock registered under the Securities Act, or until the registration of the Common Stock or Series A Preferred Stock under the Exchange Act, the Company will (except to the extent prohibited by applicable laws and regulations) deliver to each Purchaser and each Permitted Transferee (as defined in the Stockholders' Agreement) holding shares of Series A Preferred Stock or Share Equivalents, in duplicate:

                           (a) as soon as practicable and in any event within 45
days after the end of each fiscal quarter, consolidated statements of income, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal period and for the period from the beginning of the then current fiscal year to the end of such fiscal period, and a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal period, setting forth in each case in comparative form consolidated figures for the corresponding periods in the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved, certified as to fair presentation by the principal financial officer of the Company and accompanied by a written discussion of operations in summary form;

                           (b) as soon as practicable and in any event within 90
days after the end of each fiscal year of the Company, consolidated statements of income, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for such year, and a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding fiscal year, prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved, and accompanied by an opinion of KPMG Peat Marwick LLP, or another firm among the six largest independent public accountants of recognized national standing selected by the Company, to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur and as are noted therein) and present fairly the financial condition of the Company and its Subsidiaries and, unless independent public accountants are not generally making statements substantially to the following effect, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and accompanied by a written discussion of operations in summary form with respect to such fiscal year;

                           (c) promptly upon receipt thereof, copies of reports,
if any, submitted to the Company by independent accountants in connection with each annual or interim audit of the books of the Company made by such accountants;

                           (d) promptly upon transmission thereof to the Board
of Directors, copies of any intermediate financial information prepared in addition to that described in paragraph 4A(a) or (b);

                           (e) promptly upon notice thereof to the Board of
Directors, notice of any material event affecting the Company, its financial condition or its ability to achieve its then current budget or business plan;

                           (f) promptly upon production thereof, but in no event
later than October 31 of each year, an annual revision updating the Company's then current budget for the immediately succeeding two years; and

                           (g) promptly, such additional financial and other
information as any Significant Holder may from time to time reasonably request.

                  Each Purchaser is hereby authorized to deliver a copy of any financial statement delivered to it pursuant to this paragraph 4A to any regulatory body having jurisdiction over it which requests such information. Each Significant Holder is further authorized to request information from and to have access to, the Company's independent public accountants, and the Company will request such accountants to make available to any Significant Holder such information as such Significant Holder may reasonably request.

                  Each Purchaser agrees that any information obtained pursuant to this paragraph 4A or pursuant to paragraph 4C shall be obtained and, except as set forth in the first sentence of the immediately preceding paragraph, used solely for purposes relating to the holding of the Series A Preferred Stock or Share Equivalents and that any such information shall, except to the extent that such information shall have been made public or otherwise available through no breach hereof by such Purchaser, be held in confidence by such Purchaser.

                  4B. Board of Directors. So long as Crest or Morgan shall be the beneficial owner of at least 500,000 Share Equivalents, but only until the consummation of a public offering of Common Stock registered under the Securities Act, the Company will permit a representative of each of Crest and Morgan to attend all meetings of the Board of Directors of the Company or any committee thereof as a non-voting observer and advisor and to participate in discussions, but not to vote, and, in connection therewith, shall supply to each of Crest and Morgan, in the manner and at the time supplied to members of the Board of Directors or any such committee, all notices, reports and other materials provided in connection with such meetings. The reasonable out-of-pocket costs and expenses incurred by such representatives shall be paid by the Company. The Company expressly acknowledges, understands and agrees (A) that remedies at law for any breach by the Company of this paragraph 4B will be inadequate, (B) that the damages resulting from such breach are not readily susceptible to measurement in monetary terms and (C) that each of Crest and Morgan shall be entitled to immediate injunctive relief and may obtain temporary and permanent orders restraining any threatened or further breach of this paragraph 4B by the Company.

                  4C. Inspection of Property. Prior to the consummation of a public offering of Common Stock registered under the Securities Act, the Company will (except to the extent prohibited by applicable laws and regulations) permit any Person designated in writing by any Significant Holder to visit and inspect any of the properties of the Company and its Subsidiaries and to discuss the affairs, finances and accounts of the Company and, to the extent relating to the Company, Orbital with the principal officers of the Company and its Affiliates, all upon reasonable notice, at such reasonable times (subject to the bona fide schedule constraints of the relevant officers) and as often as such Significant Holder may reasonably request.

                  4D. Corporate Existence, Licenses and Permits; Maintenance of Properties. So long as any Purchaser shall hold any Series A Preferred Stock, the Company will at all times use commercially reasonable efforts to do or cause to be done all things necessary to maintain, preserve and renew its existence as a corporation organized under the laws of a state of the United States of America, preserve and keep in force and effect, and cause each of its Subsidiaries to apply for on a timely basis, preserve and keep in force and effect, all licenses and permits necessary and material to the conduct of the business of the Company and its consolidated Subsidiaries, taken as a whole, and to maintain and keep, and cause each of its Subsidiaries to maintain and keep, its and their respective properties in good repair, working order and condition (except for normal wear and tear), and from time to time to make all needful and proper repairs, renewals and replacements, including, without limitation, all trade name and trademark registration renewals, in each case so that any business material to the Company carried on in connection therewith may be properly and advantageously conducted.

                  4E. Intentionally Deleted.

                  4F. Series B Preferred Stock. On any date that the Company's existing level of cash and Cash Equivalents is less than $5 million and the Shortfall exceeds $0, the Company shall authorize the issuance of and sell to Orbital, and Orbital shall purchase from the Company, 50,000 shares of Series

B Preferred Stock at a price of $100.00 per share. Orbital's purchase obligation under this Section 4F shall be limited to an aggregate number of shares of Series B Preferred Stock equal to the lesser of (A) 227,295 and (B) the Shortfall minus $20,000,000, divided by $100. The number of shares of Series B Preferred Stock that Orbital shall be required to purchase under this Section 4F may be waived in whole or in party by holders of a majority of Share Equivalents. To the extent the Shortfall is greater than $20,000,000 on December 31, 1998, then on such date, Orbital shall purchase the total maximum number of shares of Series B Preferred Stock required pursuant to this Section 4F.

                  4G. Series C Preferred Stock. On any date after Orbital has satisfied its obligation to purchase shares of Series B Preferred Stock pursuant to Section 4F hereof and the Company's existing level of cash and Cash Equivalents is less than $5 million and the Shortfall exceeds $0, the Company shall authorize the issuance of and sell to Orbital, and Orbital shall purchase from the Company, 50,000 shares of Series C Preferred Stock at a price of $100.00 per share. Orbital's purchase obligation under this Section 4G shall be limited to an aggregate number of shares of Series C Preferred Stock equal to the lesser of (A) 200,000 and (B) the Shortfall divided by $100. The number of shares of Series C Preferred Stock that Orbital shall be required to purchase under this Section 4G may be waived in whole or in part by holders of a majority of Share Equivalents. If Orbital has purchased the total maximum number of shares of Series B Preferred Stock required pursuant to Section 4F and there is still a Shortfall on December 31, 1998, then on such date, Orbital shall purchase the total maximum number of shares of Series C Preferred Stock required pursuant to this Section 4G.

                  4H. Additional Financing. (a) The Company shall use reasonable commercial efforts to consummate one or more Additional Financings on or prior to December 31, 1998. At any time prior to receipt of the full required amount of the Additional Financings, other than during a Blackout Period (as hereinafter defined), holders of Series A Preferred Stock holding twenty percent (20%) or more of the shares of Series A Preferred Stock or Share Equivalents then outstanding shall have the right, exercisable at any time by giving written notice to the Company of such holder's or holders' intent, to purchase, at a price of $100.00 per share, up to such holder's or holders' pro rata portion of the total number of shares of Series A Preferred Stock as will not exceed the Maximum Series A Shares (such total number of shares of Series A Preferred Stock being hereafter referred to as the "Option Shares"). Upon receipt of any such notice, the Company shall promptly, but in any event within three (3) business days, give written notice (the "Company Notice") thereof to each other holder of Series A Preferred Stock. Each such holder shall thereupon have the right, exercisable by giving written notice thereof to the Company within five (5) business days of receipt of the Company Notice, to purchase, at a price of $100.00 per share, up to such number of such shares as shall be equal to its pro rata portion of the Option Shares. The closing for the purchase of all the Option Shares shall be on a date specified by the Company not less than twenty-five (25) days and not more than thirty (30) days from the date of the Company Notice relating to the Option Shares. If any of such shares of Series A Preferred Stock shall remain unpurchased after all holders of Series A Preferred Stock desiring to exercise such option upon receipt of the Company Notice shall have done so, any remaining Option Shares may be purchased by one or more other holders, pro rata to their participation in such Additional Financing.

                           (b) Prior to seeking purchasers for any Additional
Financing, the Company shall give written notice to the holders of Series A Preferred Stock of its intent to secure such Additional Financing and of the terms thereof. Each such holder shall have the right, exercisable by giving written notice of such holder's intent to the Company within ten (10) days of receipt of notice from the Company (the "Open Period"), to purchase, at a price of $100.00 per share, up to such number of shares of Series A Preferred Stock as will not exceed the Maximum Series A Shares; provided, however, that if more than one holder of Series A Preferred Stock shall give such written notice, or if holders of Series A Preferred

Stock shall give such written notice for an aggregate number of shares in excess of the Maximum Series A Shares, the Company shall issue and sell such shares of Series A Preferred Stock to such holders in proportion to the number of shares of Series A Preferred Stock then held by each such holder up to the amount of the Maximum Series A Shares. If by the end of the Open Period the Company has not received notice of intent to purchase shares of Series A Preferred Stock yielding proceeds at least equal to the amount of the Additional Financing described in the Company's notice, during the period beginning on the first day after the end of the Open Period and continuing through the date of written notice from the Company that it is no longer seeking Additional Financing (the "Blackout Period"), the holders of Series A Preferred Stock shall not have the right to purchase any shares of Series A Preferred Stock from the Company other than as to any shares of Series A Preferred Stock as to which notice had been given to the Company prior to the beginning of such Blackout Period pursuant to clause (a) or this clause (b) of this Section 4H.

                           (c) The rights and benefits afforded the holders of
Series A Preferred Stock under clause (a) or clause (b) of this Section 4H may be assigned to and exercised by any Affiliate of any such holder, who upon such exercise shall make the representations set forth in Article VI hereof.

                  4I. Change in Control Event. Upon the occurrence of a Change in Control Event occurring prior to the later to occur of (i) the successful in-orbit checkout of the imaging satellite known as OrbView-3, (ii) a Qualifying Public Offering, or (iii) the business day next following the end of a 180 consecutive day period during which the average closing price per share of the Common Stock shall have exceeded the Threshold Price then in effect, the Company shall mail within ten (10) days (x) a notice to the holders of the Notes offering to repurchase the Notes on a date pursuant to the terms of the Indenture (the "Note Put Date") and (y) a notice to the Series A Holders ("Series A Put Notice") specifying the Note Put Date, describing the transaction or transactions that constitute the Change in Control Event and offering to repurchase pro rata (to the extent then permitted by the terms of the Indenture and by law) all shares of Series A Preferred Stock then outstanding, at a purchase price per share, payable in cash, equal to the sum of (a) 101% of the Liquidation Amount of such share and (b) if such Change in Control Event shall have occurred prior to the fourth anniversary of the initial issuance of shares of Series A Preferred Stock, an amount equal to the dividends that would have accrued on the shares of Series A Preferred Stock subject to the offer to purchase, calculated from the date of such date of purchase through and including the fourth anniversary of the initial issuance of shares of Series A Preferred Stock as if such shares of Series A Preferred Stock had remained outstanding through such fourth anniversary. The closing date for the repurchase of the Series A Preferred Stock shall be no later than 45 days from the date the Series A Put Notice is mailed to the Series A Holders. The Series A Put Notice shall also indicate the means by which and the time within which such holder may accept such offer and any other information deemed relevant by the Company. Any holder of Series A Preferred Stock desiring to accept such offer shall so notify the Company in writing within the period provided, which shall in any event be not less than thirty (30) days from the date the Series A Put Notice is mailed. The rights of the Series A Holders to receive the Liquidation Amount and any accrued but unpaid dividends pursuant to this Section 4I shall at all times be subordinate to and second in priority to the rights of the holders of the Notes so long as the Notes remain outstanding.

                  4J. Intentionally Deleted.

                                   ARTICLE V.
                    REPRESENTATIONS, COVENANTS AND WARRANTIES

                  The Company represented and warranted as of May 7, 1997 and July 3, 1997, and where applicable, covenanted as follows:

                  5A. Organization, Standing and Qualification of Company and Subsidiaries; Corporate Authority. (a) The Company and each Subsidiary, if any, is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power to own its respective property and to carry on its respective business as now being conducted, is duly qualified and in good standing as a foreign corporation to do business in every jurisdiction where the character of the properties owned or leased by it or the nature of any business transacted by it makes such qualification necessary and where such nonqualification or lack of good standing would have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole. On the date hereof the Company has no Subsidiaries. The Company has delivered to the Purchaser true, complete and correct copies of the Second Amended and Restated Certificate of Incorporation and its By-laws, as amended and in full force and effect on the date hereof.

                           (b) The execution and delivery by the Company of this
Agreement and the Stockholders' Agreement, and each other agreement contemplated by the terms hereof, and the performance by the Company of all transactions and obligations contemplated hereby and thereby are within its corporate authority. The execution, delivery and performance of this Agreement and the Stockholders' Agreement, and each other agreement contemplated by the terms hereof, and the issuance of the Series A Preferred Stock have been duly authorized by all necessary corporate proceedings on the part of the Company. Each of this Agreement and the Stockholders' Agreement, and each other agreement contemplated by the terms hereof, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. The Series A Preferred Stock has been duly authorized and, when issued against payment therefor in accordance with this Agreement, will be fully paid and nonassessable and subject to no preemptive rights. The shares of Common Stock issuable upon the conversion of the Series A Preferred Stock have been duly authorized and reserved for issuance, are subject to no preemptive rights and, when issued upon such conversion, will be validly issued, fully paid and nonassessable.

                  5B. Financial Statements. Orbital has furnished the Purchasers with balance sheets of the Division as at December 31, 1996 and the related statements of income, stockholders' equity and cash flows of the Division for the fiscal year ended December 31, 1996, all certified by KPMG Peat Marwick LLP, including in each case the related schedules and notes, and an unaudited balance sheet of the Division as at March 31, 1997 and statements of income, stockholders' equity and cash flows of the Division for the period ended on such date, prepared by Orbital and certified by its principal financial officer.

                  All such financial statements (including any related schedules and/or notes) have been prepared in accordance with generally accepted accounting principles consistently applied, except to the extent set forth in the notes to such financial statements and except for the absence of footnotes to the interim financial statements and except that the interim financial statements are subject to adjustment made in the course of an audit that would not in the aggregate be material, throughout the periods involved and to the extent required by such principles show all liabilities, direct and contingent, of the Division required to be shown thereon in accordance with generally accepted accounting principles. The balance sheets and the related schedules and notes fairly present the financial condition of the Division as at the respective dates thereof; and the net income and stockholders' equity statements and the related schedules and notes fairly present the results of the operations of the Division for the respective periods indicated.

                  There has been no material adverse change in the condition, financial or other, of the Division or the Company and its Subsidiaries, on a consolidated basis, since March 31, 1997.

                  5C. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Division or the Company or any of its Subsidiaries before any court, arbitrator or administrative or governmental body that (i) seeks to enjoin the issuance of the Series A Preferred Stock or the consummation of the transactions contemplated hereby or (ii) materially and adversely affects, or as to which there is a reasonable possibility of an adverse decision that would materially and adversely affect, either individually or collectively, the business or condition of the Company and its consolidated Subsidiaries taken as a whole. Neither the Company nor any Subsidiary is in violation of any judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, the violation of which reasonably could be expected to, either individually or collectively, materially and adversely affect the business, property, assets or financial position of the Company and its consolidated Subsidiaries taken as a whole.

                  5D. No Defaults. Neither the Company nor any of its Subsidiaries is, nor to the knowledge of the Company other than as set forth in
Exhibit V-T, is any other party thereto, in violation of, or in default under, nor has there been any waiver given with respect to, any term or provision of any charter, by-law, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ, or injunction applicable to it, such that such violations and defaults in the aggregate could reasonably be expected to result in any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or materially adversely affect the ability of the Company to perform in any material respect its obligations under this Agreement.

                  5E. Taxes. Orbital has timely filed all material tax returns which are required to be filed by it on behalf of the Company on or before the date hereof and has paid all taxes due on or before the date hereof, whether or not reflected on such returns, including pursuant to any assessment received by Orbital or the Company or any Subsidiary. All such returns were true, correct and complete in all material respects. None of such returns has been audited by the relevant taxing authority, and no taxing authority has notified (or threatened) either Orbital or the Company, orally or in writing, that such taxing authority will or may audit any such return. Each of Orbital and the Company has complied with all requirements of the Code, the Treasury Regulations and any state, local or foreign law relating to the payment and withholding of taxes relating to the Division or the Company, and Orbital or the Company has, within the time and in the manner prescribed by applicable law, paid over to the proper taxing authorities all amounts required to be so withheld and paid over relating to the Division or the Company. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are adequate.

                  5F. Title, Liens. Except as set forth in Exhibit V-F, the Company has, and each of its Subsidiaries has, good and marketable title to its respective properties and assets reflected in the consolidated balance sheet of the Company and its consolidated Subsidiaries as at March 31, 1997 (other than properties and assets disposed of in the ordinary course of business).

                  5G. Burdensome and Conflicting Agreements and Charter Provisions. Neither the Company nor any Subsidiary is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business as currently conducted, properties or assets or financial condition. Neither the execution nor delivery of this Agreement or the Stockholders' Agreement or any other agreement contemplated by the terms hereof by the Company, nor the offering, issuance and sale of the Series A Preferred Stock by the Company, nor fulfillment of nor compliance with the terms and provisions of this Agreement, the Stockholders' Agreement or any other agreement contemplated by the terms hereof and of the Series A Preferred Stock by the Company, nor the issuance by the Company of shares of Common Stock upon conversion of the Series A Preferred Stock as provided in the Second Amended and Restated Certificate of Incorporation, will violate, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary pursuant to, or require any consent, approval or other action by any court or administrative or governmental body or any other Person pursuant to, the charter or by-laws of the Company or any Subsidiary, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any Subsidiary is subject, except for such approvals as may be required in connection with fulfillment of, or compliance with, the provisions of Article 5 of the Stockholders' Agreement.

                  5H. Leases. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession of all leases material to the Company and its Subsidiaries taken as a whole and necessary for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions which materially or adversely affects or impairs the operation of such properties or assets. All such leases are valid and subsisting and are in full force and effect.

                  5I. Intellectual Property.

                           (a) Exhibit V-I sets forth complete and accurate
lists, as of the time immediately following the Closing, of (i) all material Intellectual Property in which the Company or Orbital has an ownership interest and which is used in the Company's business, indicating the owner thereof, and all applications, registrations and grants with respect thereto (collectively, the "Owned Property"), (ii) all material Intellectual Property (other than the Owned Property) which is used in the Company's business, indicating the owner thereof, and (iii) all Contracts with respect to the Intellectual Property referred to in clauses (i) and (ii) above.

                           (b) Except as set forth in Exhibit V-I, the Company
or Orbital is the sole and exclusive owner of the Owned Property.

                           (c) Neither the Company nor Orbital has any knowledge
of any facts or claims which cause or would cause any Patent included in the Owned Property to be invalid, and neither has received any notice that any Person may bring such a claim.

                           (d) The Company owns or otherwise has the valid right
to use through a Contract listed in Exhibit V-I any and all Intellectual Property that is used or intended to be used by it in, or is necessary or advisable for the conduct of, its business, as currently conducted and as contemplated to be conducted (as described in the Company's business plan), except for such Intellectual Property as the Company will be required to develop or acquire in the future in connection with the use of data produced by (i) the remote imaging satellite known as "OrbView-3" and (ii) the remote imaging satellite known as "OrbView-2", provided that the foregoing exception shall not apply to the software referred to in Exhibit V-I, free and clear of any Lien, encumbrance, royalty or other payment obligations (except for such payments in respect of Contracts listed in Exhibit V-I or off-the-shelf Computer Software at standard commercial rates).

                           (e) Neither the Company, the Division or, with
respect to the business of the Division, Orbital, is in conflict with or in violation or infringement of, nor has the Company or Orbital received any notice of any conflict with or violation or infringement of, nor are proceedings or claims pending, nor have any such proceedings or claims been instituted or asserted in writing against the Company or Orbital, nor are any proceedings threatened, alleging any such violation, nor is there any valid basis for any such proceeding or claim, of any rights or rights asserted in writing of any other Person with respect to any Intellectual Property of such other Person.

                           (f) No proceedings or claims in which the Company or
Orbital alleges that any Person is infringing upon, or otherwise violating, any Owned Property are pending, and none have been served by, instituted or asserted by the Company or Orbital, nor are any proceedings threatened alleging any such violation or infringement, nor does the Company or Orbital know of any valid basis for any such proceeding or claim.

                           (g) The Company and Orbital have obtained and will
obtain from all individuals who participated in any respect in the invention or authorship of any Owned Property (as employees of the Company or Orbital, as consultants, as employees of consultants or otherwise) effective waivers of any and all ownership rights of such individuals in such Owned Property, and assignments to the Company or Orbital of all rights with respect thereto, other than from such individuals whose copyrightable works the Company and Orbital hereby represent to be "works made for hire" within the meaning of Section 101 of the Copyright Act of 1976.

                           (h) The Company and Orbital have taken and will take
all commercially reasonable actions which are necessary or advisable in order to fully protect the Owned Property.

                           (i) For purposes of this Section 5I, "Intellectual
Property" shall mean, collectively: (x) all U.S. and foreign registered, unregistered and pending (i) trade names, trade dress, trademarks, service marks, assumed names, business names and logos, and all registrations and applications therefor, together with all goodwill symbolized thereby, (ii) all computer software, data files, source and object codes, user interfaces, manuals and other specifications and documentation and all know-how relating thereto (collectively, the "Computer Software"), copyrights (including, without limitation, those in Computer Software, and all registrations and applications therefor), (iii) all utility and design patents, registered designs and invention disclosures (including, without limitation, those in Computer Software), and all grants, registrations and applications therefor (collectively, the "Patents"), and (iv) all trade secrets, proprietary inventions, proprietary processes, proprietary formulae, proprietary know-how, proprietary concepts, proprietary ideas, proprietary research and development, and proprietary designs, and (v) all other intellectual property, including, without limitation, adequate research and development facilities; and (y) all license, assignment, distribution or other agreements relating to any of the items set forth in clause (x) above (collectively, the "Contracts"). For purposes of this Section 5I, "Company" means and includes the Company and its Subsidiaries.

                  5J. Offering of Series A Preferred Stock. Neither Orbital nor the Company nor Bear, Stearns & Co. Inc. or Merrill Lynch & Co. (the only Persons authorized by Orbital or the Company as agent, broker or dealer in connection with the offering or sale of the Series A Preferred Stock) nor any other agent acting on Orbital's or the Company's behalf has, directly or indirectly, offered the Series A

Preferred Stock or any similar security of the Company for sale to, or solicited any offers to buy the Series A Preferred Stock or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, more than 160 Persons including the Purchasers (all of which Persons are "accredited investors" within the meaning of Regulation D promulgated under the Securities Act), and neither Orbital nor the Company nor any agent acting on Orbital's or the Company's behalf has taken or will take any action which would subject the issuance or sale of the Series A Preferred Stock to the provisions of Section 5 of the Securities Act, or to the registration or qualification requirements of any securities or Blue Sky law of any applicable jurisdiction.

                  5K. Broker's or Finder's Commissions. Except for any fees payable to Bear, Stearns & Co. Inc. and Merrill Lynch & Co. in connection with the issuance of the Series A Preferred Stock (which fees will be paid by the Company), no broker's or finder's or placement fee or commission will be payable with respect to the issuance of the Series A Preferred Stock or the transactions contemplated hereby, and the Company will hold the Purchasers harmless from any claim, demand or liability for broker's or finder's or placement fees or commissions alleged to have been incurred in connection with the issuance of the Series A Preferred Stock or such transactions.

                  5L. Application of Proceeds. The proceeds of the sale of the Series A Preferred Stock will be used by the Company for funding a portion of the expenses of construction and launch of the imaging satellites known as OrbView-2 and OrbView-3 and for initial operating expenses and other general corporate purposes.

                  5M. Certain Limitations. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Series A Preferred Stock (other than in any such case, any matter relating solely to the Purchasers) is, except as provided in Schedule V-M, such as to require or give rise to any limitation on any Purchaser's ownership of any equity securities of the Company.

                  5N. Disclosure. Neither this Agreement, the Offering Memorandum nor any other document, certificate or statement prepared by or on behalf of the Company or Orbital and furnished to the Purchasers in writing by or on behalf of the Company in connection herewith, considered as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which made, not misleading. There is no fact peculiar to Orbital or the Company or its Subsidiaries and known to Orbital or the Company which materially adversely affects or reasonably could be expected to materially adversely affect in the future the business, property or assets, or financial condition of the Company and its Subsidiaries, taken as a whole, which has not been set forth in this Agreement or in the other documents described herein or furnished to the Purchasers by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

                  5O. Capital Stock. Upon the effectiveness of the filing of the Second Amended and Restated Certificate of Incorporation, the Company has authorized a total of 85,000,000 shares of its capital stock of all classes, consisting of 75,000,000 authorized shares of Common Stock and 10,000,000 shares of preferred stock. As of May 7, 1997, 25,200,000 shares of Common Stock are issued and outstanding, and the Company does not hold any shares of its capital stock in its treasury. Since May 7, 1997 the Company has not issued any shares of capital stock. All of such outstanding shares have been validly issued and are fully paid and nonassessable. The Company has reserved such number of shares of Common Stock for issuance pursuant to such instruments or agreements as are set forth in Exhibit V-O hereto.

                  Except as otherwise stated in this paragraph or in Exhibit V-O and except for shares reserved for issuance in connection with this Agreement, the Company has not granted or issued, or agreed to grant or issue, any options, warrants or similar rights to acquire or receive any of the authorized but unissued shares of its capital stock of any class or any securities convertible into shares of its capital stock of any class. Except as described above, the Company has not taken any action after May 7, 1997 which, had the provisions of Exhibit A been in effect on and after such date and to and including the date hereof, would have required an adjustment in the Conversion Price in accordance with the provisions of Exhibit A.

                  5P. ERISA.

                           (a) For purposes of this Agreement, the term
"Employee Plan" shall mean each plan, agreement, arrangement or commitment which is an employment or consulting agreement, executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under the laws of any jurisdiction, severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Orbital, the Division or the Company for any present or former employees, officers or directors of the Company ("Company Personnel") or with respect to which the Company has liability, makes or has an obligation to make contributions ("Employee Plans"). Exhibit V-P sets forth each Employee Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA.

                           (b) The Company and the Division have made available
to the Purchasers with (i) copies of all Employee Plans or in the case of an unwritten plan, a written description thereof, (ii) copies of any annual, financial or actuarial reports and Internal Revenue Service determination letters relating to such Employee Plans and (iii) copies of all summary plan descriptions (whether or not required to be furnished under ERISA) and employee communications relating to such Employee Plans which materially modify an existing summary plan description and distributed to Company Personnel, in each case under this subsection (iii), existing or in effect during or within the past five years.

                           (c) There are no Company Personnel who are entitled
to (x) any pension benefit that is unfunded or (y) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA or pursuant to plans intending to be qualified under Section 401(a) of the Code and listed on the Exhibit V-P, and no other benefits whatsoever are payable to any Company Personnel after termination of employment (including retiree medical and death benefits). Except as set forth on Exhibit V-P, no representation has been made by Orbital, the Division, or the Company to provide any such benefits in the future.

                           (d) Each Employee Plan that is an employee welfare
benefit plan under Section 3(1) of ERISA is either (x) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (y) is unfunded. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any Employee Plan which is an employee welfare benefit plan.

                           (e) Each Employee Plan by its terms and operation is
in compliance in all material respects with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

                           (f) There are no actions, suits or claims pending or
threatened (other than routine noncontested claims for benefits) or, to Company's knowledge, no set of circumstances exist which may reasonably give rise to such a claim against any Employee Plan or administrator or fiduciary of any such Employee Plan. As to each Employee Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis and with respect to the most recent report regarding each such Employee Plan liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial materials covered thereby.

                           (g) Neither the Company nor any entity that is or was
at any time treated as a single employer with the Company under Section 414(b),
(c), (m) or (o) of the Code has at any time (x) maintained, contributed to or been required to contribute to any plan under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA) or any plan that is a multiemployer plan, (y) incurred or expects to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA or (z) incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code whether or not waived.

                           (h) Orbital has received a favorable determination
letter from the Internal Revenue Service stating that the Deferred Salary & Profit Sharing Plan for Employees of Orbital Science Corporation (the "Orbital 401(k) Plan") is qualified under Sections 401(a) and 401(k) of the Code and the related trust is exempt from tax under Section 501(a) and to the knowledge of the Company nothing has occurred since the date of such letter to cause the letter to be no longer valid or effective.

                           (i) Neither the Company nor any other person,
including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Plans (or their trusts), the Company, or any person who the Company has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

                           (j) Except with respect to the Orbital 401(k) Plan,
none of the assets of the Employee Plans is invested in any property constituting employer real property or an employer security within the meaning of Section 407(d) of ERISA.

                           (k) The events contemplated by this Agreement (either
alone or together with any other event) will not (w) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Employee Plan or law, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee Plan or compensation to any Company Personnel, (y) result in any payments (including parachute payments) under any Employee Plan or law becoming due to any Company Personnel, or (z) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Employee Plan.

                  5Q. Environmental. (a) The Company complies, and each of the Company and the Division at all times has complied, in all material respects with all applicable Environmental Laws. For the purposes hereof, "Environmental Law" shall mean any judgment, decree, order, law, permit, license, rule, regulation, or agency requirement relating to or addressing the environment, health or safety (to the extent relating to exposure to any Hazardous Substance), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, a amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act and any federal, state, local or foreign statute, regulation, ordinance, order or decree relating to health, safety (in the case of health and safety to the extent relating to exposure in the workplace or otherwise to any Hazardous Substance) or the environment.

                           (b) There is not now pending or threatened any
action, claim, proceeding or investigation nor has the Company or Orbital received any notice, claim, demand letter, or request for information at any time, alleging that the Company or the Division may be in violation of, or liable under, any Environmental Law, nor does there exist any basis for any such action, claim, proceeding, or investigation.

                           (c) There are no Hazardous Substances located on the
properties currently or formerly owned or operated by the Company or the Division (including soil, groundwater or surface features and buildings or structures thereon) (the "Properties") other than as permitted under applicable Environmental Laws, and none of the Properties contain, or has contained, any underground storage tank.

                           (d) Each of the Company and the Division does not
have any contingent liability in connection with a Release or threatened Release of any Hazardous Substance at any location.

                           (e) There are no present or past Environmental
Conditions (as defined below) in any way relating to the Company which have, or may have, individually or in the aggregate, a material adverse effect on the financial condition of the Company. "Environmental Conditions" means the Release or threatened Release of any Hazardous Substance upon, under in or about any of the Properties, or any other circumstances involving the Company or the Division or the Properties that could be expected to result in any claims, liability, costs or losses, or any restriction on the ownership, use or transfer of any Property pursuant to any Environmental Law.

                           (f) "Release" shall mean and include any releasing,
spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing into the indoor or outdoor environment of any Hazardous Substance.

                           (g) "Hazardous Substance" shall mean any quantity of
asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, natural gas, petroleum products or by-products, radioactive substance, toxic, carcinogenic, infectious, reactive, corrosive, ignitible or flammable substance, pollutant, medical waste, special waste, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance, material or waste subject to regulation, control or remediation under Environmental Laws.

                  5R. Insurance. The Company maintains and/or is covered by valid policies of workers' compensation insurance and of insurance with respect to its properties and business. Orbital currently maintains, and the Division for the past four years has maintained, in full force, adequate insurance covering the respective risks of the Company and its Subsidiaries, if any, of such types and in such amounts and with such deductibles as are customary for other companies engaged in similar lines of business and with good and responsible insurance companies.

                  5S. Completeness of Business. Except as set forth on Exhibit V-S, the Company owns or has a valid leasehold interest in or other sufficient rights to use, all assets reflected on the balance sheet of the Division as of December 31, 1996 and reflected on the balance sheet of the Division as of March 31, 1997, in each case free and clear of all Liens, claims, security interests, charges, and encumbrances. Except as set forth on Exhibit V-S, such assets constitute all assets the revenues derived from which and the expenses related to which are included in the financial statements of the Division included in the Offering Memorandum. Each of Orbital and the Company has a reasonable basis to believe, and does believe, that the assets acquired, licensed or otherwise made available for use and to be acquired, licensed or otherwise made available for use by the Company pursuant to the Procurement Agreement and the License Agreement will constitute all material assets (other than cash and other than certain assets expected to be acquired in connection with subsequent development of the business in accordance with, and the funding for which is included in, the Company's business plan) necessary to the intended conduct of its business as described in the Offering Memorandum.

                  5T. Material Contracts and Obligations. Exhibit V-T sets forth a list of all material agreements or commitments of any nature to which the Company is a party or by which it is bound, including, without limitation, (a) each agreement which requires future expenditures by the Company in excess of $50,000 or which might result in payments to the Company in excess of $50,000,
(b) all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements, (c) any agreements with any stockholder, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity and (d) any agreement relating to the intellectual property rights described or referred to in paragraph 5S. Except as set forth on Exhibit V-T, all of such agreements and contracts are valid, binding and in full force and effect.

                                   ARTICLE VI.
                        REPRESENTATIONS OF THE PURCHASERS

                  Each Purchaser represented and warranted as to itself only as follows:

                  6A. Investment Purpose. Such Purchaser (i) is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, and (ii) is acquiring the Series A Preferred Stock for its own account and not with a present view to any distribution thereof, but subject, nevertheless, to the disposition of the Series A Preferred Stock being at all times within its control.

                  6B. No Foreign Person. Other than any Purchaser identified as such on Schedule I, such Purchaser is not a foreign individual, or entity, and is not a member of a foreign consortium, for the purposes of the Company's Department of Commerce licenses (a "Foreign Person").

                                  ARTICLE VII.
                            RESTRICTIONS ON TRANSFER

                  7A. Applicability of Restrictions. Notwithstanding any provisions to the contrary contained in this Agreement, any Restricted Securities or the Company's Second Amended and Restated Certificate of Incorporation, the provisions of this Article VII shall apply to: (a) the transfer of any Series A Preferred Stock and (b) the transfer of any Restricted Security (each such transfer being herein called a "Restricted Action"). The holder of any Series A Preferred Stock or Restricted Security, by its acceptance thereof, agrees that, unless otherwise permitted hereunder, it will not take any Restricted Action prior to the delivery to the Company, if requested, of the opinion of counsel referred to in, and to the effect described in, clause (iii) of paragraph 7C, or until registration of the Restricted Action under the Securities Act has become effective.

                  7B. Restrictive Legends. Each share of Series A Preferred Stock and certificate for Restricted Securities and each share of Series A Preferred Stock and certificate issued upon the transfer or exchange of any such Series A Preferred Stock or certificate for Restricted Securities (except as otherwise permitted by this Article VII), shall bear a legend in substantially the following form:

                  The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and neither the securities nor any interest therein may be sold, transferred, pledged or otherwise disposed of in the absence of such registration or an exemption under such Act and the rules and regulations thereunder. The transfer of such securities is subject to the restrictions set forth in Article VII of that certain Stock Purchase Agreement, dated May 7, 1997 between Orbital Imaging Corporation and certain Purchasers, copies of which are available for inspection at the offices of Orbital Imaging Corporation, and such securities may be transferred only in compliance with the terms and conditions of said Article VII of said Stock Purchase Agreement.

                  7C. Notice of Proposed Transfer; Opinion of Counsel; Certain Restrictions. Each holder of any shares of Series A Preferred Stock or of any Restricted Securities, by its acceptance thereof, agrees that, except as otherwise expressly provided below in this paragraph 7C, prior to the taking of any Restricted Action, such holder will give written notice to the Company of such holder's intention to take such Restricted Action and to comply in all other respects with this paragraph 7C. Each such notice (i) shall describe the manner and circumstances of the proposed Restricted Action in sufficient detail to enable counsel to render the opinion referred to below, (ii) shall designate counsel for the holder giving such notice (who may be house counsel for such holder) and (iii) if requested by the Company, shall be promptly followed by an opinion of such counsel to the effect that the proposed Restricted Action may be effected without registration under the Securities Act or any applicable state securities or Blue Sky laws of such Restricted Action or any shares of Series A Preferred Stock or Restricted Securities involved in, or issuable upon conversion of any shares of Series A Preferred Stock involved in, such Restricted Action. Subject to the terms and conditions of the Stockholders' Agreement, the Company will promptly effect any transfer of any shares of Series A Preferred Stock or Restricted Securities involved in such Restricted Action and either deliver new shares of Series A Preferred Stock or certificates for Restricted Securities bearing (or not bearing, if in the opinion of such counsel such legend is no longer required to insure compliance with the Securities Act) the legend set forth in paragraph 7B, or both, as the case may be; provided, however, that (x) each such transferee shall represent in writing that it is acquiring such Series A Preferred Stock or Restricted Security for investment and not with a view to the distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within the control of such transferee) and (y) each such investor shall agree in writing to be bound by all the restrictions on transfer of such shares of Series A Preferred Stock or Restricted Security contained in this Article VII and the Stockholders' Agreement. The Company will pay the reasonable fees and disbursements of counsel (other than house counsel) for any holder of shares of Series A Preferred Stock or Restricted Securities in connection with any opinion requested and rendered pursuant to this paragraph 7C.

                  7D. Termination of Restrictions. All restrictions imposed by this Article VII upon the transferability of Series A Preferred Stock or Restricted Securities shall cease and terminate as to any particular shares of Series A Preferred Stock or Restricted Securities, (a) when the offer and sale of such securities shall have been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such securities, or (b) when, in the reasonable opinion of counsel for the holder thereof or counsel for the Company, such restrictions are no longer required in order to insure compliance with the Securities Act. Whenever such restrictions shall terminate as to any shares of Series A Preferred Stock or Restricted Securities, the holder thereof shall be entitled to receive from the Company without expense a new certificate or certificates representing such securities not bearing the legend set forth in paragraph 7B hereof.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

                  8A. Instructions Regarding Dividend Payments. The Company agrees that, so long as any Purchaser shall hold any Series A Preferred Stock, it will make payments with respect thereto by wire transfer of immediately available funds for credit to such Purchaser's account set forth on Schedule I, or such other account in the United States of America as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any share of Series A Preferred Stock with respect to the place of payment. The Company agrees to afford the benefits of this paragraph to any transferee of any Series A Preferred Stock purchased by any Purchaser hereunder.

                  8B. Expenses. The Company agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, and save the Purchasers harmless against liability for the payment of, (i) all taxes (including any intangible personal property tax, together in each case with interest and penalties, if any, and also including any filing fees payable to any governmental authority, and any income tax payable by any Purchaser in respect of any reimbursement for any such tax or fee) which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition (but not the holding, ownership or transfer) of any Series A Preferred Stock issued under or pursuant to this Agreement or any Common Stock issuable upon conversion of any such Series A Preferred Stock, (ii) the reasonable fees and expenses of Dewey Ballantine as Purchasers' special counsel in connection with this Agreement, any subsequent modification thereof or consent thereunder (including any proposed modification or consent, whether or not finalized), (iii) the cost and fees and expenses of any investment banks and advisers, if any, incurred in connection with transactions related to the execution of this Agreement and the issuance of the Series A Preferred Stock, and (iv) the out-of-pocket costs of Crest and Morgan and the cost and expenses, including reasonable attorney's fees, incurred by the Purchasers in enforcing any of their rights hereunder, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph shall survive transfer by any Purchaser and payment or conversion of any Series A Preferred Stock and transfer by any Purchaser of any Common Stock issuable upon the conversion of any shares thereof.

                  8C. Consent to Amendments. This Agreement may be amended, and the Company or Orbital, as the case may be, may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company or Orbital, as the case may be, shall obtain the written consent to such amendment, action or omission to act given by the holder or holders of at least 66-2/3% of the shares of Series A Preferred Stock at the time outstanding, except that, without the written consent of the holders of at least eighty percent (80%) of the shares of Series A Preferred Stock at the time outstanding, no amendment to this Agreement shall affect the time or amount of any required payments, or adversely affect the conversion rights or preference rights, or reduce the percentage of the aggregate number of shares of the Series A Preferred Stock required with respect to any consent. Any consideration given to any holder to obtain his consent under this Agreement, the Stockholders'

Agreement or with respect to Series A Stock shall be given pro rata to all holders of shares of Series A Preferred Stock whether or not they give consent. Each holder of any shares of Series A Preferred Stock at the time or thereafter outstanding (or of shares of Common Stock entitled to any rights hereunder) shall be bound by any consent authorized by this paragraph, whether or not such shares of Series A Preferred Stock shall have been marked to indicate such consent, but any shares of Series A Preferred Stock issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any shares of Series A Preferred Stock nor any delay in exercising any rights hereunder or under any shares of Series A Preferred Stock shall operate as a waiver of any rights of any holder of such shares of Series A Preferred Stock. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

                  8D. Notices to Subsequent Holder. If any shares of Series A Preferred Stock shall have been transferred to another holder and such holder shall have designated in writing the address to which communications with respect to such shares of Series A Preferred Stock shall be mailed, all notices, certificates, requests, statements and other documents required or permitted to be delivered to the Purchaser by any provision hereof shall also be delivered to each such holder.

                  8E. Survival of Representations, Warranties and Indemnities. All representations, warranties and indemnities contained herein or made in writing by the Company or Orbital as indicated on the signature page in connection herewith shall survive the execution and delivery of this Agreement and of the Series A Preferred Stock, regardless of any investigation made by any Purchaser or on such Purchaser's behalf.

                  8F. Successors and Assigns. Except as otherwise provided herein, all covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

                  8G. Notices. All notices and other communications provided for or given or made hereunder shall be effective upon receipt if delivered by hand or upon receipt if delivered by first class mail, registered mail, return receipt requested or overnight courier and, if to a Purchaser, at the address set forth on Schedule I, if to the Company, at 21700 Atlantic Boulevard, Dulles, Virginia 20166, Attention: President, and if to Orbital, at 21700 Atlantic Boulevard, Dulles, Virginia 20166, Attention: Legal Department or to such other address with respect to any party as such party shall notify the other in writing.

                  8H. Accounting Terms. Unless otherwise set forth herein, all accounting terms and provisions in this Agreement shall be construed to be as determined in accordance with generally accepted accounting principles in the United States then in effect.

                  8I. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Purchasers, the determination of such satisfaction shall be made by the Purchasers in their sole and exclusive reasonable judgment exercised in good faith.

                  8J. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. This Agreement may not be changed orally, but (subject to the provisions of paragraph 8C) only by an agreement in writing signed by the party against whom enforcement is sought.

                  8K. Headings; Table of Contents. The descriptive headings of the several paragraphs of this Agreement and the table of contents are inserted for convenience only and do not constitute a part of this Agreement.

                  8L. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                  8M. Non Business Days. If the date for making any payment or the last date for performance of any act or the exercising of any right, as provided in this Agreement, shall not be a business day, such payment may be made or act performed or right exercised on the next succeeding business day, with the same force and effect as if done on the nominal date provided in this Agreement.

                  8N. Further Assurances. Each of Orbital and the Company shall from time to time and at all times hereafter make, do, execute or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances, without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

                  8O. Orbital Indemnity. (a) Orbital shall indemnify, defend and hold harmless the Company from and against, and shall reimburse the Company for, all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, court costs, costs of investigation and reasonable attorneys' fees and expenses (collectively, "Losses"), asserted against, resulting to, imposed upon or incurred by the Company directly or indirectly, with respect to (i) any misrepresentation or breach of warranty by the Company or Orbital, in each case contained in one or more of paragraphs 5B, 5C, 5E, 5I, 5J, 5K, 5N, 5O, 5P, 5Q, 5S or 8O hereof; (ii) the failure of Orbital to perform any of its obligations under this Agreement; or (iii) any breach of contract, tort, product liability, employment practice or other claim arising from or with respect to the business of the Division or the Company asserted by any employee, creditor, customer, distributor, vendor, claimant or other party arising out of or with respect to events occurring or circumstances existing prior to the Closing Date.

                           (b) If the Company for any reason shall fail to
enforce or seek to enforce its rights described in clause (a) above within thirty (30) days of being directed to do so by the Directors elected pursuant to
Section 2.1(i) of the Stockholders' Agreement, one or more Purchasers shall have the right to enforce such rights on behalf of the Company and shall be indemnified and held harmless by Orbital from and against, and Orbital shall reimburse any such Purchaser for, all Losses asserted against, resulting to, imposed upon or incurred by such Purchaser in connection therewith.

                           (c) No claim shall be made or proceeding instituted
pursuant to this paragraph 8O subsequent to the third anniversary of the Closing Date; provided, however, that any claim made or proceeding instituted prior to such date shall continue to the resolution thereof without regard to such prohibition. Anything to the contrary in this Agreement notwithstanding, Orbital shall not, except for any amount otherwise payable by Orbital pursuant to the Procurement Agreement, be required to pay or reimburse the Company for any Loss in excess of $5.0 million with respect to a breach of paragraph 5I, whether reimbursement or payment for such Loss is sought pursuant to this paragraph 8O or otherwise.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                     ORBITAL IMAGING CORPORATION


                                     By
                                       ----------------------------------------
                                              Title:


                                     PURCHASERS


                                     See signature pages attached hereto.


Acknowledged and Agreed and joined in as if made by Orbital Sciences Corporation on its own behalf as to itself (where so named) or on behalf of the Company as to Paragraphs 4F, 4G, 5B, 5C, 5E, 5I, 5J, 5K, 5N, 5O, 5P, 5Q, 5S, 8E, 8N and 8O this 7th day of May 1997:


ORBITAL SCIENCES CORPORATION


By
  ---------------------------
         Title:

                                   SCHEDULE I
                             As of February 25, 1998


                                                                   Shares of
                                                                    Series A
                      Purchaser                                 Preferred Stock                    Foreign Person
                      ---------                                 ---------------                    --------------
Crest Funding Partners, L.P.                                        123,000                              No
320 Park Avenue
New York, New York  10022

Crest International Holdings LLC                                     49,272                             No*
320 Park Avenue
New York, New York  10022

Morgan Guaranty Trust Company of                                     88,250                              No
  New York, as Trustee of the Commingled
  Pension Trust Fund (Multi-Market Special
  Investment Fund II) of Morgan Guaranty
  Trust Company of New York
522 Fifth Avenue
New York, New York  10036

Morgan Guaranty Trust Company of New                                 18,000                              No
  York, as Trustee of the Multi-Market
  Special Investment Trust Fund of Morgan
  Guaranty Trust Company of New York
522 Fifth Avenue
New York, New York  10036

Morgan Guaranty Trust Company of New                                 18,750                              No
  York, as Investment Manager and Agent
  for The Alfred P. Sloan Foundation
  (Multi-Market Account)
522 Fifth Avenue
New York, New York  10036

Georgica Partners                                                    38,000                              No
1114 Avenue of the Americas
New York, New York  10036

*Voting controlled by U.S. persons.  Non-U.S. entity has economic interest

                                                                   Shares of
                                                                    Series A
                      Purchaser                                 Preferred Stock                    Foreign Person
                      ---------                                 ---------------                    --------------
Brown University                                                     5,250                               No
c/o Georgica Partners
1114 Avenue of the Americas
New York, New York  10036

Ralco, Inc.                                                          2,000                              No.
c/o Georgica Partners
1114 Avenue of the Americas
New York, New York  10036

FTA Media Limited                                                    9,250                               No
c/o Georgica Partners
1114 Avenue of the Americas
New York, New York  10036

Georgica Advisors LLC                                                2,000                               No
1114 Avenue of the Americas
New York, New York  10036

The Georgica International Fund                                      8,000                              Yes
c/o Georgica Partners
1114 Avenue of the Americas
New York, New York  10036

Roaring Fork Partners LLC                                             500                                No
c/o Georgica Partners
1114 Avenue of the Americas
New York, New York  10036

PEC Israel Economic Corporation                                      20,000                             Yes
511 Fifth Avenue
New York, New York  10017

KECALP Inc.                                                          21,281                   No (subject to Section 3.2 of
225 Liberty Street                                                                              Stockholders Agreement
South Tower, 23rd Floor
New York, New York  10080-6123

                                                                   Shares of
                                                                    Series A
                      Purchaser                                 Preferred Stock                    Foreign Person
                      ---------                                 ---------------                    --------------
Merrill Lynch KECALP L.P. 1997                                      120,590                              No
225 Liberty Street
South Tower, 23rd Floor
New York, New York  10080-6123

Steven L. Begleiter                                                   250                                No
245 Park Avenue, 2nd Floor
New York, New York  10167

Philip E. Berney                                                      350                                No
245 Park Avenue, 4th Floor
New York, New York  10167

John A. Bugas                                                         250                                No
245 Park Avenue, 3rd Floor
New York, New York  10167

Victor A. Cohn                                                        500                                No
245 Park Avenue, 2nd Floor
New York, New York  10167

Yan Erlikh                                                            250                                No
245 Park Avenue, 2nd Floor
New York, New York  10167

Ralph Mack                                                            250                                No
245 Park Avenue, 4th Floor
New York, New York  10167

Anthony J. Magro                                                      250                                No
245 Park Avenue, 3rd Floor
New York, New York  10167

Douglas P.C. Nation                                                   500                                No
245 Park Avenue, 2nd Floor
New York, New York  10167

Stephen M. Parish                                                     250                                No
245 Park Avenue, 2nd Floor
New York, New York  10167

                                                                   Shares of
                                                                    Series A
                      Purchaser                                 Preferred Stock                    Foreign Person
                      ---------                                 ---------------                    --------------
David M. Solomon                                                      402                                No
245 Park Avenue, 2nd Floor
New York, New York  10167

Export Development Corporation                                       72,605                             Yes
151 O'Connor
Ottawa K1A 1K3
Canada